                                                                     Exhibit 4.1


                        STATE AUTO FINANCIAL CORPORATION

                         STATE AUTO INSURANCE COMPANIES

                            AGENTS' STOCK OPTION PLAN

                     Amended and Restated as of May 1, 1999

SECTION 1. PURPOSE; DEFINITIONS.

       The 1998 State Auto Agents' Stock Option Plan (the "Plan") of State Auto Financial Corporation, an Ohio corporation (the "Company"), a majority owned subsidiary of State Automobile Mutual Insurance Company ("State Auto Mutual") is intended to encourage authorized independent insurance agencies of the State Auto Insurance Companies ("State Auto Agents" or individually a "State Auto Agent") to acquire or increase and retain a financial interest in the Company and to strengthen the mutuality of interests between such State Auto Agents and the Company's shareholders by offering such State Auto Agents who become Participants (as defined below) non qualified stock options to purchase Shares (as defined herein) of the Company, in accordance with the terms of the Plan as set forth below. The intent of the Plan is to prescribe a basic framework for offering a Participant the opportunity to earn Awards (as defined below) during the term of the Agent Option Plan Addendum (as defined below), executed pursuant to this Plan, by producing prescribed levels of State Auto Growth (as defined below) with Profit (as defined below).

       For purposes of the Plan, the following terms shall be defined as set forth below:

       (a) "Agent Option Plan Addendum" means the contract document attached to and made a part of the Participant's Agency Agreement with the State Auto Insurance Companies, confirming the Participant's participation in the Plan.

       (b) "Award" means the vesting of Stock Options granted under the Plan.

       (c) "Award Level Growth" means State Auto Growth, in increments or units of $500,000, provided that in the event a Participant's volume of State Auto Premium should decline during a Qualifying Period from the amount of such Participant's State Auto Premium in force at the end of the previous Qualifying Period, Award Level Growth means $500,000 of State Auto Growth plus an additional amount of State Auto Growth equal to the aggregate amount by which such Participant's State Auto Premium declined during the previous Qualifying Period(s) .

       (d) "Board" means the Board of Directors of the Company.

       (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

       (f) "Company" means State Auto Financial Corporation, an Ohio corporation, or any successor corporation.

       (g) "Disability" means permanent and total disability as defined in
Section 22(e)(3) of the Code.

       (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       (i) "Fair Market Value" means, as of any given date, the (i) last reported sale price on the NASDAQ National Market System, or (ii) mean between the high and low bid and ask price, as reported by the National Association of Securities Dealers, or (iii) last reported sale price on any stock exchange on which the Stock is listed.

       (j) "Option Price" means the Fair Market Value of one share of the Stock on the effective date of a Stock Option granted under this Plan.

       (k) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       (l) "Participant" means a State Auto Agent, having been invited by the Committee (as defined in Section 7 below) to participate in the Plan, who executes an Agent Option Plan Addendum or is designated as such pursuant to the Agent Option Plan Addendum.

       (m) "Participation Agreement" means that document setting forth specific terms applicable to the timing of an Option granted under the Plan or a Participant's performance required by the Plan to vest any Option granted hereunder which terms are deemed necessary or appropriate by the Committee (as defined in Section 7 below) to address a Participant's individual circumstances and to further the interests of the Company, as determined by the Committee in its discretion.

       (n) "Plan" means State Auto Financial Corporation State Auto Insurance Companies 1998 State Auto Agents' Stock Option Plan, as amended from time to time.

       (o) "Profit" or "Profitable" means the Participant has a QPA Profit as of the end of the calendar year in two of the last three calendar years (including the then current calendar year) or the Participant has a cumulative QPA profit over the three year period including the then current calendar year and the two calendar years immediately preceding.

       (p) "QPA Profit" means the profitability measure set forth in the Quality Performance Agreement (QPA) between the State Auto Insurance Companies and the Participant which is incorporated herein by this reference.

       (q) "Qualifying Day" means the last day of a Qualifying Period in which the Participant has achieved Award Level Growth.

       (r) "Qualifying Period" means a calendar year during the term of this Plan or a portion thereof in the first calendar year in which a Participant commences participation under the Plan.

       (s) "State Auto Growth" means the net increase in State Auto Premium from the beginning of one Qualifying Period to the end of such Qualifying Period.

       (t) "State Auto Premium" means voluntary, written premium placed by the Participant in any of the following State Auto Insurance Companies, i.e.,: State Auto Mutual, State Auto Property and Casualty Insurance Company ("State Auto P&C"), Milbank Insurance Company ("Milbank"), Midwest Security Insurance Company ("Midwest Security"), and Farmers Casualty Insurance Company ("Farmers Casualty") as well as any other property and casualty insurer designated by the Committee which is controlled by or under common control with State Auto Mutual.

       (u) "Stock" or "Shares" means the Common Shares, without par value, of the Company.

       (v) "Stock Option" or "Option" means any option to purchase Shares granted pursuant to Section 3, which options shall be non-qualified stock options.

       (w) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.


SECTION 2. STOCK SUBJECT TO THE PLAN.

              (a) Aggregate Stock Subject to the Plan. Subject to adjustment as provided below in Section 2(c), the total number of shares of Stock reserved and available for Awards under the Plan is 400,000. Any Stock issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares.

              (b) Forfeiture or Termination of Awards of Stock. If any Stock subject to any Award granted hereunder is forfeited or an Award otherwise terminates or expires without the issuance of Stock, the Stock subject to such Award shall again be available for distribution in connection with future Awards under the Plan as set forth in Section 2(a).

              (c) Adjustment.

                     (1) If the Company (i) pays a dividend or makes a distribution in shares of Stock, (ii) subdivides or splits its outstanding Stock into a greater number of shares, or (iii) combines its outstanding Stock into a smaller number of shares, the aggregate number of shares of Stock reserved for issuance pursuant to the Plan and the number and option price of shares of Stock subject to outstanding Options granted pursuant to the Plan immediately prior thereto shall be adjusted. The adjustment would occur as follows: assuming that Options had been previously granted for all of the shares of Stock so reserved, the Participants would be entitled to receive for the same aggregate price that number of shares of Stock which they would have owned after the happening of any of the events described above had they exercised all of such Options prior to the happening of such event. An adjustment made pursuant to this Section 2(c)(1) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

                     (2) If the Company reclassifies or changes the Stock (except for splitting or combining, or changing par value, or changing from par value to no par value, or changing from no par value to par value) or participates in a consolidation or merger (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the Stock except as stated above), the aggregate number of shares of Stock reserved for issuance pursuant to the Plan and the number and option price of shares of Stock subject to outstanding Options granted pursuant to the Plan immediately prior thereto shall be adjusted. This adjustment shall occur as follows: assuming that Options had been previously granted for all the shares of Stock so reserved, the Participants would be entitled to receive for the same aggregate price that number and type of shares of capital stock which they would have owned after the happening of any of the events described above had they exercised all of such Options prior to the happening of such event.

                     (3) No adjustment pursuant to this Section 2(c) shall be required unless such adjustment would require an increase or decrease of at least 1% in such number or price; PROVIDED, HOWEVER, that any adjustments which, by reason of this Section 2(c)(3), are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2(c) shall be made to the nearest cent or to the nearest full share, as the case may be. Anything in this Section 2(c) to the contrary notwithstanding, the Committee shall be entitled to make such reductions in the option price, in addition to those required by this Section 2(c), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions or splits of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

                     (4) Whenever an adjustment is made pursuant to this Section 2(c), the Company shall promptly prepare a notice of such adjustment setting forth the terms of such adjustment and the date on which such adjustment becomes effective and shall mail such notice of such adjustment to the Participants at their respective addresses appearing on the records of the Company or at such other address any Participant may from time to time designate in writing to the Company.


SECTION 3. STOCK OPTIONS.

              (a) Grant and Eligibility. Except as set forth in a Participation Agreement, all Participants shall be granted a Stock Option for such number of Shares as described in Section (3)(b)(1) below (an "Award Level Grant") on the first day of each Qualifying Period during the Term of the Participant's Agent Option Plan Addendum, provided that if the Participant achieves two or more full units of Award Level Growth with Profit as described in Section 4 below within one Qualifying Period, the Participant will be granted one additional Award Level Grant for each full unit of Award Level Growth with Profit achieved during the Qualifying Period, which additional Award Level Grant(s) shall be deemed to be effective as of the Qualifying Day.

              (b) Terms and Conditions. Except as set forth in a Participation Agreement, options granted under the Plan shall be evidenced by option agreements, and shall be subject to the following terms and conditions:

                     (1) Number of Shares. Each grant of a Stock Option under this Plan shall be for such whole number of Shares equal to $50,000 divided by the Option Price. If the Participant designates through the Agent Option Plan Addendum one or more individuals to receive a Stock Option, the number of Shares for which an Option shall be granted to such individuals from the number described herein shall be designated by the Participant who executes the Agent Option Plan Addendum.

                     (2) Option Term. Subject to Section 3(b)(6), the term of each Stock Option granted hereunder shall be ten (10) years.

                     (3) Vesting. Each Stock Option granted under the Plan vests in the manner and as of the time set forth in Section 4 below. Following vesting, the Stock Option shall thereafter be exercisable during the term of such Stock Option as specified in

Section 3(b)(2). If the Participant fails to meet the vesting requirements set forth in Section 4 below the Award Level Grant lapses and no rights under or benefits in such Option accrue to the Participant and any option agreements tendered to the Participant for such Option shall be null and void if the Option does not vest in the manner described herein.

                     (4) Method of Exercise. When exercisable in accordance with
Section 3(b)(3), a Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Shares to be purchased.

                     (i) Such notice shall be accompanied by payment in full of the Option Price times the number of Shares for which the Option is exercised (the "Exercise Price"), in cash or by certified check or such other instrument as the Committee may provide for the Company to accept. In addition, payment, in full or in part, of the Exercise Price of Stock Options may be made in the form of unrestricted Stock owned by the Participant for at least six months prior to the exercise. The value of each such share of Stock surrendered shall be 100% of the Fair Market Value of the Stock on the date the Option is exercised.

                     (ii) No Stock shall be issued pursuant to an exercise of an Option until full payment has been made. A Participant shall not have rights to dividends or any other rights of a shareholder with respect to any Stock subject to an Option unless and until the Participant has given written notice of exercise, has paid in full for such Shares, has given, if requested, the representations described in Section 8(a) and such Shares have been issued to the Participant.

                     (5) Non-Transferability of Options. No Stock Option shall be transferable by the Participant other than in accordance with the terms hereof. All Stock Options shall be exercisable only by the Participant, or by the Participant's estate (as provided in Section 3(b)(6) or by the Participant's authorized legal representative if the Participant is a natural person and is unable to exercise an Option as a result of the Participant's Disability.

                     (6) Death of Participant. If a Participant who is a natural person dies while holding an unexercised vested Stock Option, any vested Stock Option held by such Participant at the time of his or her death may thereafter be exercised, to the extent such Option was exercisable at the time of death, by the estate of the Participant (acting through its fiduciary), for a period of one year from the date of such death regardless of the term of the Stock Option remaining at the Participant's death.

SECTION 4. AWARD QUALIFICATION (VESTING) CONDITIONS.

       (a) Award Qualification (Vesting) Conditions. Except as set forth in a Participation Agreement, to vest an Award Level Grant under the Plan, the Participant must achieve Award Level Growth (the "Growth Condition") with Profit (the "Profit Condition") as more fully explained in Sections 4(a)(1) and 4(a)(2), provided that the Participant shall have no more than two consecutive Qualifying Periods to meet the criteria set forth in (a)(1) and (a)(2) below to vest one Award Level Grant. A Participant who fails to vest at least one Award Level Grant in a period of two consecutive Qualifying Periods shall be subject to being removed from the Plan by the Committee.

                     (1) Growth Condition. To vest an Award Level Grant under the Plan, a Participant must have achieved Award Level Growth as of the end of a particular Qualifying Period during the term of the Participant's Agent Option Plan Addendum. A Participant may vest one award Level Grant for each unit of Award Level Growth achieved in a particular Qualifying Period. To the extent that a Participant's State Auto Growth in a particular Qualifying Period exceeds one or more units of Award Level Growth, such State Auto Growth that exceeds the total number of units of Award Level Growth in that Qualifying Period will be carried forward one time into the next Qualifying Period. To the extent that a Participant's State Auto Growth does not equal Award Level Growth in a particular Qualifying Period, such State Auto Growth as was achieved will be carried forward one time into the next Qualifying Period.

                     (2) Profit Condition. In order to be eligible to vest an Award Level Grant under the Plan, in addition to meeting the condition set forth in Section 4(a)(1) above, a Participant must be Profitable as of the end of the Qualifying Period in which the Award Level Growth was achieved or as of the Qualifying Period that immediately follows such Qualifying Period.

       (b) Award (Vesting) Effective Date. Except as set forth in a Participation Agreement, an Award Level Grant made under Section 3 hereof shall vest hereunder as of the first day of the calendar year next following the Participant's achievement of the vesting conditions for a Stock Option as described above.

SECTION 5.  AMENDMENTS AND TERMINATION.

       The Board may at any time, in its sole discretion, amend, alter or terminate the Plan, but no such amendments, alterations or termination shall be made without the Participant's consent which would impair the rights of a Participant who has executed or been designated as such under the Agent Option Plan Addendum.

SECTION 6. UNFUNDED STATUS OF PLAN.

       The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

SECTION 7. ADMINISTRATION.

       The Plan shall be administered by the Plan Administration Committee (the "Committee") which shall consist of not less than three members appointed by the Board of Directors the Company. The members of the Committee shall serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time and members of the Committee may resign by written notice to the President or Secretary of the Company.

       Unless otherwise determined by the Board, the Committee shall have full and final authority to administer the Plan in a manner consistent with its intent and the interests of the Company and its affiliates. The Committee shall have the express authority to (i) invite State Auto Agents who meet such criteria as the Committee selects to become Participants in the Plan; (ii) interpret all provisions of the Plan consistent with law; (iii) prescribe the form and terms of instruments that document and describe a Participant's participation in the Plan, including, without limitation, the Agent Option Plan Addendum, the option agreement(s) for any Option granted under this Plan and any Participation Agreements; (iv) require the inclusion of legends on any Shares acquired through Option exercise; (v) adopt, amend and rescind general and special rules and regulations for the Plan's administration; (vi) direct employees of the Company and subsidiary and affiliated corporations, and advisors to prepare such materials or perform such analyses as the Committee deems necessary and appropriate; and (vii) make all other determinations necessary or advisable for the administration of this Plan.

       The Committee may designate selected Committee members or certain employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents, including Options, on behalf of the Committee.

       No member of the Committee shall be liable for any action taken or determination made in good faith.

       Any interpretation or administration of the Plan by the Committee, and all actions of the Committee, shall be final, binding and conclusive on the Company and all Participants in the Plan, their respective legal representatives, successors and assigns, and upon all persons claiming under it through any of them.

       Members of the Committee shall be entitled to indemnification, reimbursement and other protections as set forth in the Company's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, as each may be further amended from time to time, as set forth in any Indemnity Agreements between the Company and such Committee members and additionally as provided, and to the full extent not prohibited, by law.

SECTION 8. GENERAL PROVISIONS.

              (a) The Company may require each Participant acquiring Stock pursuant to an Option under the Plan (i) to represent and warrant to and agree with the Company in writing that the Participant is acquiring the Stock without a view to distribution thereof, and (ii) to make such additional representations, warranties and agreements with respect to the investment intent of such person or persons exercising the Option as the Company may reasonably request. The certificates for such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfer.

              All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

              (b) No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, (which under current law should be the date of exercise of a vested Award) State Auto Mutual or the Company will prepare and deliver to the Participant and the Internal Revenue Service a form 1099 which reflects the amount of money that is includable in the gross income of the Participant for federal income tax purposes.

              (c) The Plan, all Awards made and actions taken thereunder and any agreements relating thereto shall be governed by and construed in accordance with the laws of the State of Ohio.

              (d) All agreements entered into with Participants pursuant to the Plan, including but not limited to, any option agreement(s), the Agent Option Plan Addendum and any Participation Agreements, shall be subject to the express terms and general intent of the Plan.

              (e) If the Participant's Agency Agreement with State Auto terminates or is terminated during the term of the Participant's participation in the Plan, all Award Level Grants made but not yet vested shall lapse as of the effective date of such Agency Agreement termination.

SECTION 9. EFFECTIVE DATE OF PLAN.

       This Plan as amended and restated was adopted by the Board to be effective as of May 1, 1999, and it shall be effective as of that date.

SECTION 10. TERM OF PLAN.

       Except as otherwise set forth in a Participant's Agent Option Plan Addendum, no Award level Grant shall be made to any Participant pursuant to the Plan on or after the fifth anniversary of the first day of the first full calendar year of such Participant's participation in the Plan, but an Award Level Grant made prior to such fifth anniversary may extend beyond that date. Notwithstanding the foregoing, this Plan shall terminate as of the last day immediately preceding the tenth anniversary of the original adoption of this Plan by the Board i.e., May 27, 2008, unless previously terminated by the Board of Directors.



IN WITNESS WHEREOF, the Board has approved this Plan as amended and restated to be effective as of May 1, 1999, as evidenced by the signature of the Company's Chief Executive Officer below.


 /s/ Robert H. Moone
----------------------------------------
Robert H. Moone, Chief Executive Officer

                                       11